Exhibit 10.25

CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT ("Agreement") is entered into as of the date on the signature page, by and between MM Enterprises USA, LLC ("the Company") and its owners, officers, directors, employees, agents, assigns, parents, affiliates, subsidiaries, and successors in interest and merged or predecessor entities (collectively, the "Company") and Zeeshan Hyder ("Hyder") (together the "Parties").

RECITALS

This Agreement is entered into with reference to the following facts:

WHEREAS, Hyder was employed by the Company on an at-will basis at all times until December 31, 2020 ("Separation Date");

WHEREAS, Hyder resigned on the Separation Date and forfeited certain Options and Restricted Units at the time of his resignation;

WHEREAS, it is the Parties' desire to resolve any and all claims and disputes between them relating to Hyder' s employment with and/or separation from employment with the Company;

WHEREAS, after the Separation Date, Hyder will not represent himself as being an employee, officer, agent, or representative of the Company for any purpose;

NOW, THEREFORE, in consideration of the mutual agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

The parties acknowledge that the Recitals stated above are fully incorporated and are part of this Agreement.

1. Purpose. This Agreement is not and shall not in any way be considered or interpreted as an admission by the Company, or any of its directors, officers, agents, employees or representatives, of any acts of discrimination, harassment, retaliation, or an admission as to any other claim asserted by Hyder or any other person, or that the Company violated any other federal, state, or local law, or that Hyder' s separation from employment or treatment during employment was unwarranted, unjustified, discriminatory, retaliatory, or otherwise unlawful. This Agreement is the good faith settlement of any potential disputed claims, and the Company specifically disclaims any liability to or against Hyder or any other person, on the part of itself, its directors, officers, agents, employees, or representatives.

Hyder acknowledges that the Company is not entering into this Agreement because it believes that Hyder has any cognizable legal claim(s) against the Released Parties (defined below). If Hyder elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Released Parties believed Hyder was treated unlawfully in any respect.

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2. Separation Consideration. In consideration of Ryder's cooperation as outlined in Section 15, full waiver and release of all claims as set forth herein, and provided Hyder signs and abides by the terms of this Agreement and returns all Company property, the Company agrees to provide Hyder the following equity that Hyder forfeited at the time of his separation from the Company ("Separation Consideration"):

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377,644 Non-Qualified Stock Options with an exercise price of CAD 0.2200 expiring 3 months from the day MedMen Enterprises Inc. Shares are registered in the U.S. through an S-8 filing granted to Hyder on or about September 9, 2020.

•	248,268 Restricted Stock Units granted to Hyder on or about September 9, 2020, with the remaining Units immediately forfeited.

•	123,007 Restricted Stock Units granted to Hyder on or about July 30, 2019, with the remaining Units immediately forfeited.

Except as expressly stated herein, the Options and Restricted Stock Units identified herein shall be governed by the MedMen Enterprises Inc. 2018 Stock and Incentive Plan, any applicable notices and award agreements, as well as the Company's Insider Trading Policy. In addition, the 2020 grants of Options and Restricted Stock Units are also governed by the MedMen Enterprises, Inc. 2020 Employee Bonus Program (Stock Options and Restricted Stock Units); Notice of Stock Option Grant; MedMen Enterprises Inc. 2018 Stock and Incentive Stock Option Agreement; and the MedMen Enterprises Inc. 2018 Stock and Incentive Plan Restricted Stock Unit Award Agreement, as applicable, all as amended from time to time (collectively, "Plan Documents"). Ryder's January 1, 2021 separation from the Company shall be treated as a "Termination Not For Cause" under the Plan Documents.

Hyder specifically aclmowledges and agrees that the Separation Consideration set forth in this Section 2 constitutes adequate and full consideration for this Agreement. Hyder further acknowledges that he would not otherwise be entitled to this Separation Consideration under any employment agreement, employer policy, or any law, and that the Company would not have provided Hyder this consideration except for Ryder's agreement to all of the terms of this Agreement.

3. Payment of Wages. Hyder acknowledges that he received all wages from the Company due and owing to his within the timing prescribed by law, including any accrued but unused vacation time. Hyder agrees that the amounts that were due and owing to him as of his Separation Date from the Company are correct and constitute payment in full of all amounts due to Hyder. Hyder further acknowledges that the Company has provided his all meal and rest periods and overtime pay, and that Hyder has been fully reimbursed for any unpaid business expenses under the California Labor Code. Further, as this Agreement covers settlement of claims under the California Labor Code, Hyder acknowledges that the Separation Consideration exceeds any amounts to which Hyder would otherwise be entitled, inclusive of any alleged fees or penalties resulting for Hyder' s legal theories. Accordingly, Hyder agrees that the Company has no remaining obligations to Hyder other than any obligations created by this Agreement (assuming Hyder signs and does not revoke this Agreement).

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4. Release and Waiver. Hyder hereby forever releases and discharges the Company and its affiliates, successors and assigns, related entities, as well as each of its past and present officers, predecessor entities, directors, employees, agents, attorneys, insurers, reinsurers, and shareholders (including Treehouse Capital Management LLC, and MMMG, LLC collectively, the "Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Hyder had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to Hyder's employment with and separation from the Company, or otherwise relating to any of the Released Parties from the beginning of time to the date of this Agreement (the "Release"). This Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress (negligent or intentional), disability, loss of future earnings, and any claims under any applicable state, federal or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, , the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Fan1ily and Medical Leave Act, as amended, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code; provided, however, that this Release does not waive, release, or otherwise discharge any claim or cause of action that cannot legally be waived as a matter of law, including, but not limited to, workers' compensation benefits and unemployment benefits. Hyder nevertheless aclmowledges and agrees that he has no claims for workers' compensation or unemployment benefits that have not already been made.

5. Waiver Under Section 1542 of the California Civil Code. For the purpose of implementing a full and complete release, Hyder understands and agrees that this Agreement is intended to include all claims, if any, which Hyder may have and which Hyder does not now know or suspect to exist in his favor against the Released Parties and this Agreement extinguishes those claims. Accordingly, Hyder expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IDM OR HIS, WOULD HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Hyder understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Hyder is aware of the rights described in Section 1542, Hyder nevertheless hereby voluntarily waives such rights and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of the general release in this Agreement.

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6. No Claims. Hyder agrees that he has not brought any claim, action, suit, or proceeding against the Company or any of the other Released Parties and that he will not bring any claim, action, suit or proceeding against the Company or any of the other Released Parties regarding the matters settled, released and dismissed hereby, including, but not limited to, any claim, action, suit or proceeding raised or that could have been raised in connection with any claim or matter which is the subject of the Release and Waiver at Sections 4 and 5. Hyder further agrees that this Agreement is a bar to any such claim, action, suit, or proceeding. Hyder also agrees not to assist any other person in prosecuting an action, suit, or proceeding against the Company or any other Released Parties.

7. Promise Not To Sue. A "promise not to sue" means Hyder promises not to sue any of the Released Parties in court. This is different from the Release and Waiver above in Sections 4 and 5. In addition to releasing claims covered by that Release and Waiver, Hyder agrees never to sue any of the Released Parties for any reason covered by that Release and Waiver; provided, however, that no provision in this Agreement is intended to limit Ryder's right to file claims that may not be legally waived, including for workers' compensation due to a workplace injury, or the right to file a charge of discrimination with an administrative agency, to participate in a charge filed by another individual or agency, or to participate in an agency investigation. However, Hyder is waiving any right to any monetary recovery or other personal relief in connection with any such charge(s), whether filed by his, another individual, or agency. If Hyder sues a Released Party in violation of this Agreement, Hyder shall be required to pay that Released Party's reasonable attorney fees and other litigation costs incurred in defending against Hyder' s suit.

8. Participation in Agency Proceedings. Nothing in this Agreement shall prevent Hyder from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the "EEOC"), the National Labor Relations Board (the "NLRB"), the California Department of Fair Employment and Housing (the "DFEH"), or other similar federal, state, or local agency, from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH, or similar federal, state or local agencies, or testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any other party, or on the part of the agents or employees of another party, when the person testifying has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or legislature. However, by entering into this Agreement, Hyder understands and agrees that Hyder is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state, or local agency proceeding, including any subsequent legal action.

9. Trade Secrets and Confidential Information/Company Property. Hyder's signature below constitutes his certification that he has returned all documents, property, and other items provided to him by the Company, developed or obtained by his in connection with his employment with the Company, or otherwise belonging to the Company. Hyder further represents, warrants, and agrees that he will continue to comply with all terms and conditions of any and all Confidentiality Agreements, Non-Disclosure Agreements, or any other Agreement to Protect Proprietary Information between him and the Company, and that such continuing obligations survive the ending of his employment. Hyder represents and warrants that he has not to date and will not misuse or disclose confidential information to any unauthorized party. Hyder understands and acknowledges that this representation and warranty extends to his continuing duty of non- disclosure related to any and all privileged information obtained during his employment with the Company.

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10. Warranty and Indemnification Regarding Non-Assignment of Claims. Hyder hereby represents and warrants that he is the sole and rightful owner of all right, title, and interest in and to every claim or matter which is the subject of the Release, and has not heretofore assigned or otherwise transferred, and shall not assign or otherwise transfer, any interest in the claims which are the subject of the Release which he may have against the Released Parties, or any of them, and has not heretofore created or given rise, and shall not create or give rise to any lien, charge, encumbrance or other right by which any other person or entity may claim all or any part of the consideration paid to Hyder pursuant to Section 2 of this Agreement. Hyder agrees to indemnify and hold the Company and all other Released Parties harmless from any liabilities, claims, demands, damages, costs, expenses and attorney fees incurred as a result of any person or entity asserting any claim or cause of action based upon any such assignment or transfer or purported assignment or transfer, or any such lien, charge or encumbrance.

11. Responsibility for Tax Liability. Hyder recognizes and agrees that he alone is responsible for any local, state, or federal taxes that may be assessed or owing with respect to the Separation Consideration. Hyder, therefore, agrees to malce no claim against the Company for any payment or non-payment of taxes or regarding or relating to the reporting of the Separation Consideration, if any, to any taxing authorities. Hyder acknowledges and agrees that the Company has made no representations to him and has provided no advice to him regarding the tax consequences of the moneys received by him pursuant to this Agreement. Hyder agrees to pay federal and state taxes, if any, which are required by law to be paid with respect to the Separation Consideration. Hyder further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Company by reason of any such claims, including any amounts paid by the Company as taxes, deficiencies, levies, assessments, fines, penalties, interest, attorney fees or otherwise.

12. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Hyder on account of non-compliance with Section 409A

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13. Non-Disparagement. Hyder agrees that he shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, or any of its parents, subsidiaries, affiliates, successors, assigns, or related entities, and any of its present or former officers, directors or employees. This Section 13 excludes from coverage Hyder's right to testify in an administrative, legislative, orjudicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees. Further, nothing in this Section 13 prevents the disclosure of factual information related to the claims of sexual harassment, sex-based discrimination, and/or failure to prevent workplace discrimination, harassment, and retaliation (or factual information related to any other acts set forth in California Code of Civil Procedure § l OO l(a)). Hyder acknowledges that the Company deems non- disparagement a material condition of this Agreement, absent which it would not have agreed to the terms set forth herein. Any breach by Hyder of this Section 13 shall therefore be considered a material breach of this Agreement.

14. Public Representations. Hyder agrees that he will refrain from representing any present affiliation with the Company or any of the other Released Parties and will represent only that he is a former employee of the Company. Hyder will not state on any social media platform including, without limitation, Twitter, Linkedln, Instagram, or Facebook) that he remains employed by the Company or any of the other Released Parties. To the extent Hyder's Linkedin profile or any other social media account held or maintained by Hyder represents that he is a current employee of the Company, he will immediately correct such representations to reflect his dates of employment.

15. Cooperation. Hyder agrees to cooperate and affirmatively support all efforts by the Company to facilitate his resignation as described herein, including with respect to any related licensing/regulatory issues that may arise as a result of his resignation. Hyder further agrees to cooperate with the Company with respect to the prosecution and/or defense of legal claims that relate to Ryder's tenure as an employee of the Company, events that occurred during Ryder's relationship with the Company, and/or to which Hyder has any information. Such cooperation shall include, but is not limited to, making himself available for interview by the Company and/or its counsel, and/or the government, reviewing and/or identifying documents, participating in a mediation or other resolution process, giving testimony (including but not limited to affidavits or declarations) and/or testifying at trial. Nothing in this Section 16 is intended to or will limit, or impact in any way, the obligation of Hyder to testify honestly and accurately in, or to respond to or comply with any legal orjudicial proceedings or requirements. Hyder will, to the extent legally permissible, immediately notify the Company in writing if Hyder is ever subpoenaed or otherwise requested to testify or provide information in any matter involving the Company, so that the Company may seek (with Ryder's reasonable cooperation) a protective order or other appropriate remedies, at the Company's sole cost and expense. Such notification shall be directed to ATTN: Legal Department, 10115 Jefferson Boulevard, Culver City, CA 90232 and legal@medmen.com, in writing no later than two (2) calendar days after Ryder's receipt of the subpoena or other instrument requiring his testimony. Hyder will continue to cooperate in any investigation by the Company with respect to Ryder's employment with the Company prior to his Separation Date. Any request for cooperation by the Company hereunder will take into account, to the extent practicable, Hyder's personal and professional schedule, and shall be scheduled so as not to unreasonably interfere with Hyder' s professional or personal schedule. The Company agrees to provide Hyder reasonable notice, to the extent practicable, in the event his assistance is required. The Company will reimburse Employee for reasonable travel expenses (including lodging and meals) incurred by him in connection with providing such assistance within 30 days of the submission of the appropriate documentation to the Company.

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16. Agreement Not to Disclose Information or Documents. Hyder agrees to protect attorney-client privileged communications and private information and documentation concerning former and/or current employees of the Company that Hyder learned about or was privy to during his employment at the Company.

17. Agreement to Arbitration. The Parties mutually agree to submit to binding arbitration any and all disputes, claims or controversies arising out of or relating to this Agreement, except as to those claims excluded herein. This Agreement includes any claims that the Company may have against Hyder, or that Hyder may have against the Company, including the Company's officers, directors, employees, agents, parents, subsidiaries, or affiliated entities, relating to this Agreement. Requests for temporary restraining orders and/or preliminary injunctions where such relief is authorized by law are excluded from this arbitration agreement. The filing of a court action for an injunction or other provisional remedy shall not constitute a waiver of this Agreement's provisions.

(a) JAMS Employment Arbitration Rules. Arbitration shall be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures ("JAMS Rules") then in effect, to the extent they are not inconsistent with any provision of this Agreement. Hyder may obtain a copy of the JAMS Rules by requesting them from the Company, by contacting JAMS at (800) 352-5267, or by accessing the JAMS website at www.jamsadr.com.

(b) Terms of Arbitration.

i. Either Party may commence an arbitration by delivering written notice of the dispute to the other and invoking the provisions of this Section (a "Dispute Notice"), which Dispute Notice shall describe the dispute and the Parties to such dispute. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Written notice of arbitration shall be initiated no later than the expiration of the applicable statute of limitations for such claim(s).

ii. Arbitration shall be conducted by a single neutral arbitrator, who shall be independent and a retired judge of any California state court or any U.S. District Court in California. Each of the disputing Parties shall exercise good faith in seeking to select the arbitrator within ten (10) days of the submission of the dispute to JAMS for arbitration. Ifthe disputing Parties fail to agree on the arbitrator during such ten-day (10) period, then JAMS shall designate an arbitrator with the same qualifications as set forth above.

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m. The arbitration shall take place in the County of Los Angeles. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator shall have the authority to set deadlines for completion of discovery, and for filing motions for summary judgment, and to set briefing schedules for any motions. The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment.

iv. Each Party shall have the right to conduct meaningful discovery, including the use of written interrogatories, requests for production of documents, and requests for admissions, to take depositions, and to subpoena witnesses and documents. The arbitrator shall have the authority to make orders regarding discovery as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.

v. The arbitrator shall apply the substantive California state law or federal law as applicable to the claim(s) asserted. The arbitrator may award any remedy or relief available under applicable law, including any remedy or relief that would be available in a court of law. The arbitrator shall have the authority to provide for an award of attorney's fees and costs if such award is authorized by applicable law.

vi. Within thirty (30) days of the close of the arbitration hearing, the arbitrator shall issue a written decision with a statement of the findings and reasons for the arbitration award or other decision, and such award or other decision shall be final and binding on the Parties.

vii. The Parties expressly waive any right to appeal from the arbitrator's award, the judgment entered on the arbitrator's award or any order of the arbitrator except on grounds that would be available to vacate the decision of any binding arbitration under the laws of the State of California.

(c) Arbitration Fees. The Company shall pay the arbitrator's fees and all expenses that are unique to arbitration. Employee shall not be required to pay any cost or expense of the arbitration that he would not be required to pay if the matter had been heard in court. Each Party shall pay their own attorneys' fees, witness and transcript fees, and other litigation expenses associated with the arbitration.

(d) Governing Law. This agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. Section I , et seq. ("FAA"), but if the FAA is held not to apply to this agreement to arbitrate for any reason, this agreement to arbitrate shall be governed under the laws of the state of California. The arbitrator has exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement.

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(e) BY SIGNING THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY, EXCEPT FOR THOSE CLAIMS EXCLUDED HEREIN.

18. Governing Law and Choice of Venue. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules. Any disputes under this Agreement shall be adjudicated exclusively in arbitration, consistent with the JAMS arbitration rules.

19. Severability. If any arbitrator or court determines that any of the agreements or releases contained herein, or any part thereof, is unenforceable because of the character, duration or scope of such provision, such arbitrator or court shall have the power to sever such provision or modify or reduce the duration or scope of such provision, and, in its reduced form, this Agreement shall then be enforceable to the maximum extent permitted by applicable law.

20. Successors and Assigns. Hyder agrees that this Agreement will be binding upon and pass to the benefit of, the heirs, representatives, successors and assigns of the Parties.

21. Amendments. This Agreement may not be amended or modified orally or otherwise, other than by a written instrument signed by the Company and Hyder.

22. Attorney Fees. If there is an action/arbitration between the parties to this Agreement based on this Agreement, the prevailing party in the action/arbitration shall be entitled to reasonable attorney fees and costs incurred therein. In connection with the preparation and execution of this Agreement, each party shall bear his or its own attorneys' fees and costs.

23. Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

24. Interpretation. For purposes of this Agreement, the Parties shall be deemed to have participated equally in its drafting.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of this Agreement shall be deemed an original.

26. Entire Agreement. This Agreement constitutes the Parties' complete agreement with regard to the subject matter herein, i.e., the Separation Consideration provided to Hyder in exchange for his promises in this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement does not supersede any prior or contemporaneous agreements regarding matters beyond the subject matter contained herein, including but not limited to, agreements governing confidentiality, trade secrets, and arbitration of disputes.

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27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

28. REPRESENTATION BY COUNSEL. HYDER HAS A RIGHT TO OBTAIN THE ADVICE OF AN ATTORNEY BEFORE ENTERING INTO THIS AGREEMENT. HYDER ACKNOWLEDGES THAT HE HAS EITHER BEEN REPRESENTED BY OR RELIED UPON COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE EXECUTION OF THIS AGREEMENT AND IS FULLY AWARE OF AND UNDERSTANDS THE TERMS AND LEGAL CONSEQUENCES OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

MM ENTERPRISES USA, LLC		ZEESHAN HYDER

By:	/s/ Reece Fulgham	/s/ Zeeshan Hyder
	Name: Reece Fulgham	ZEESHAN HYDER
Its: Interim CFO
	Date: 12/31/20	Date: 12/31/20

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